250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 745-1976

Arrow Third-Quarter Net Income Up 10.1%; Double-Digit Loan Growth Continues

•	Third-quarter net income increased 10.1% year over year to $7.4 million.

•	Third-quarter diluted earnings per share (EPS) rose 10.4% to $0.53.

•	Period-end total loans reached a record high of $1.9 billion, up 11.8% year over year.

•	New record highs for total assets, total deposits, total equity and assets under administration.

•	Ongoing strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (October 23, 2017) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three and nine-month periods ended September 30, 2017. Net income for the third quarter of 2017 was $7.4 million, an increase of $678 thousand, or 10.1%, from net income of $6.7 million a year earlier. Diluted earnings per share (EPS) for the third quarter was $0.53, an increase of 10.4% from diluted EPS of $0.48 during the comparable 2016 quarter.

Annualized key profitability ratios continue to remain strong, as measured by a return on average equity (ROE) of 12.07% and a return on average assets (ROA) of 1.08% for the third quarter, compared to 11.75% and 1.06% a year earlier.

Arrow President and CEO Thomas J. Murphy stated, "Our solid performance on the lending side, as well as our strategic expansion into new markets, contributed again to new records for total assets, total deposits, total loans, total equity and assets under trust administration, all while maintaining healthy profitability and asset quality ratios. I am proud of the entire team for their contributions toward our success."

During the third quarter, Arrow subsidiary Saratoga National Bank and Trust Company completed the final steps toward establishing its 10th branch, located in Schenectady. The new office opened October 10, 2017 and expands the brand's presence in the Capital District. Also in the third quarter, Arrow's lead subsidiary, Glens Falls National Bank and Trust Company, legally merged its two property and casualty insurance agencies; they are now operating as one unified business line as Upstate Agency LLC.

The following expands upon third-quarter results:

Net Interest Income: In the third quarter of 2017, net interest income on a GAAP basis increased to $19.7 million, up 9.9% over the $17.9 million total in the comparable quarter of 2016. On a tax-equivalent (non-GAAP) basis, net interest income increased by 9.6%, compared to the third quarter of 2016. Net interest margin, measured on a tax-equivalent (non-GAAP) basis, increased slightly to 3.15% from 3.12% in the prior-year quarter.

Loan Growth: Over the 12 months ended September 30, 2017, total loans increased to a record high of $1.9 billion, up $201.6 million, or 11.8%, from the September 30, 2016 level. Over the nine-month period ended September 30, 2017, total loans grew $155.5 million, or 8.9%. During the third quarter of 2017, total loans grew by $30.2 million, or 1.6% as compared to the second quarter of 2017. There was growth in all three major loan segments: commercial, consumer and residential real estate.

During the third quarter of 2017, the consumer loan portfolio grew $13.3 million, or 2.3%, to $592 million at period-end. This balance exceeded the prior year's by $68.3 million, or 13.0%. The increase was primarily a result of growth in the indirect automobile lending program. Total outstanding commercial loans decreased 0.4% during the third quarter to $566.1 million on September 30, 2017, but was up $34.0 million, or 6.4%, from September 30, 2016. The residential real estate loan portfolio increased $18.9 million, or 2.6%, during the third quarter of 2017 to $750.7 million, up $99.2 million, or 15.2%, over the balance at September 30, 2016.

Deposit Growth: At September 30, 2017, deposit balances reached $2.3 billion, up $93.9 million, or 4.2%, from the prior-year level. Deposit growth was spread across both personal and business accounts. Noninterest-bearing demand deposits increased $66.8 million, or 17.5%, from the prior-year level, which had a positive impact on net interest margin. Noninterest-bearing demand deposits represented 19.4% of total deposits at September 30, 2017, compared to 17.2% at the 2016 quarter-end.

Assets Under Management: Assets under trust administration and investment management reached a record high of $1.4 billion at September 30, 2017. Assets under trust administration increased by $127.6 million, or 9.9%, from the balance at September 30, 2016, primarily due to the performance of the equity markets.

Asset Quality: Asset quality remained strong at September 30, 2017, as measured by continuing comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at September 30, 2017, were $9.0 million, up $1.2 million, or 15.6%, from the prior-year level. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.11% for the three-month period ended September 30, 2017, up slightly from the prior-year quarter level of 0.07%.

Allowance for loan losses was $17.7 million at September 30, 2017, which represented 0.93% of loans outstanding. The provision for loan losses for the third quarter of 2017 was $800 thousand, up $320 thousand from the provision for the comparable 2016 quarter. The provision for loan losses for the year-to-date was
$1.58 million, up $29.0 thousand from the prior year amount of $1.55 million.

Noninterest Income: Noninterest income for the three-month period ended September 30, 2017, increased 0.4% from the comparable 2016 quarter. Income from fiduciary activities increased during the quarter by $193 thousand, or 10.0%, over the amount for the third quarter of 2016. Income from fiduciary activities year to date increased $430 thousand, or 7.3%, over the year-to-date amount for September 30, 2016.

Noninterest Expense: Salaries and employee benefits increased in the third quarter of 2017 by $558 thousand, or 6.4%, over the same 2016 quarter. This increase was driven primarily by a $376 thousand, or 5.8%, increase in the salary expense, due in part to staffing expansion as well as normal increases for existing employees. Employee benefit expenses increased by $184 thousand, or 10.2%, primarily due to increases in medical costs.

Cash and Stock Dividends: On September 15, 2017, we distributed a cash dividend to shareholders of $0.250 which was subsequently restated to $0.243 per share adjusting for the 3% stock dividend distributed on September 28, 2017. The cash dividend was 3% higher than the cash dividend paid in the third quarter of 2016 when adjusted for the 3% stock dividend.

Capital: Total stockholders’ equity was a record $244.6 million at period-end, up $15.4 million, or 6.7%, from the prior-year. This increase exceeded the 6.4% increase in total assets over the same period. Overall regulatory capital ratios also remained strong in 2017. At September 30, 2017, the Company's Common Equity Tier 1 Ratio was estimated to be 12.70% and the Total Risk-Based Capital Ratio was estimated to be 14.77%. These capital levels at the Company and both its subsidiary banks continue to significantly exceed the "well capitalized" regulatory standard.

Provision for Income Taxes: The effective income tax rates for the nine-month periods ended September 30, 2017 and 2016 were 29.1% and 30.0%, respectively. The decrease in the 2017 period relates primarily to current accounting standards for equity compensation under which income tax benefits from stock options exercised in the period reduced the effective tax rate from the prior year period. Under the previous accounting standards, the tax benefits would have impacted equity directly. The year-to-date impact on earnings per share was less than $0.01.

Industry Recognition: Both of the Company's two banking subsidiaries maintained their BauerFinancial, Inc. 5-Star Superior Bank rating. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have continued to earn this designation for the last 43 and 35 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; Upstate Agency, LLC, specializing in property and casualty insurance; and Capital Financial Group, Inc., specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$17,996	$15,833	$51,693	$46,565
Interest on Deposits at Banks	104	34	242	100
Interest and Dividends on Investment Securities:
Fully Taxable	1,924	1,889	5,927	5,994
Exempt from Federal Taxes	1,575	1,526	4,660	4,486
Total Interest and Dividend Income	21,599	19,282	62,522	57,145
INTEREST EXPENSE
Interest-Bearing Checking Accounts	376	320	1,088	941
Savings Deposits	356	231	963	677
Time Deposits over $250,000	66	61	187	133
Other Time Deposits	241	231	702	677
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	13	9	29	24
Federal Home Loan Bank Advances	700	390	1,651	1,013
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	197	163	564	487
Total Interest Expense	1,949	1,405	5,184	3,952
NET INTEREST INCOME	19,650	17,877	57,338	53,193
Provision for Loan Losses	800	480	1,580	1,550
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,850	17,397	55,758	51,643
NONINTEREST INCOME
Income From Fiduciary Activities	2,116	1,923	6,284	5,854
Fees for Other Services to Customers	2,453	2,491	7,122	7,144
Insurance Commissions	2,113	2,127	6,426	6,468
Net Gain on Securities Transactions	10	—	10	144
Net Gain on Sales of Loans	182	310	431	649
Other Operating Income	267	263	620	925
Total Noninterest Income	7,141	7,114	20,893	21,184
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,251	8,693	27,343	25,223
Occupancy Expenses, Net	2,371	2,425	7,410	7,223
FDIC Assessments	225	217	679	844
Other Operating Expense	3,701	3,747	11,229	11,047
Total Noninterest Expense	15,548	15,082	46,661	44,337
INCOME BEFORE PROVISION FOR INCOME TAXES	10,443	9,429	29,990	28,490
Provision for Income Taxes	3,027	2,691	8,735	8,556
NET INCOME	$7,416	$6,738	$21,255	$19,934
Average Shares Outstanding [1]:
Basic	13,889	13,810	13,889	13,775
Diluted	13,966	13,901	13,981	13,842
Per Common Share:
Basic Earnings	$0.53	$0.49	$1.53	$1.45
Diluted Earnings	0.53	0.48	1.52	1.44
[1] Share and per share data have been restated for the September 28, 2017, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2017	December 31, 2016	September 30, 2016
ASSETS
Cash and Due From Banks	$55,683	$43,024	$66,556
Interest-Bearing Deposits at Banks	24,983	14,331	35,503
Investment Securities:
Available-for-Sale	315,459	346,996	339,190
Held-to-Maturity (Approximate Fair Value of $343,899 at September 30, 2017; $343,751 at December 31, 2016; and $347,441 at September 30, 2016)	341,526	345,427	338,238
Other Investments	6,704	10,912	5,371
Loans	1,908,799	1,753,268	1,707,216
Allowance for Loan Losses	(17,695)	(17,012)	(16,975)
Net Loans	1,891,104	1,736,256	1,690,241
Premises and Equipment, Net	26,432	26,938	26,718
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,395	2,696	2,802
Other Assets	58,303	56,789	53,993
Total Assets	$2,744,462	$2,605,242	$2,580,485
LIABILITIES
Noninterest-Bearing Deposits	$448,515	$387,280	$381,760
Interest-Bearing Checking Accounts	967,250	877,988	993,221
Savings Deposits	696,805	651,965	629,201
Time Deposits over $250,000	28,464	32,878	45,237
Other Time Deposits	166,082	166,435	163,768
Total Deposits	2,307,116	2,116,546	2,213,187
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	61,419	35,836	38,589
Federal Home Loan Bank Overnight Advances	33,000	123,000	—
Federal Home Loan Bank Term Advances	55,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	23,279	22,008	24,501
Total Liabilities	2,499,814	2,372,390	2,351,277
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (18,481,301 Shares Issued and Outstanding at September 30, 2017; 17,943,201 at December 31, 2016 and 17,943,201 at September 30, 2016)	18,481	17,943	17,943
Additional Paid-in Capital	289,294	270,880	269,680
Retained Earnings	22,581	28,644	25,400
Unallocated ESOP Shares (20,050 Shares at September 30, 2017; 19,466 Shares at December 31, 2016 and 38,396 Shares at September 30, 2016)	(400)	(400)	(750)
Accumulated Other Comprehensive Loss	(6,135)	(6,834)	(5,442)
Treasury Stock, at Cost (4,570,291 Shares at September 30, 2017; 4,441,093 Shares at December 31, 2016 and 4,479,257 Shares at September 30, 2016)	(79,173)	(77,381)	(77,623)
Total Stockholders’ Equity	244,648	232,852	229,208
Total Liabilities and Stockholders’ Equity	$2,744,462	$2,605,242	$2,580,485

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Net Income	7,416	7,208	6,631	6,600	6,738
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	6	—	—	(101)	—

Share and Per Share Data:[1]
Period End Shares Outstanding	13,891	13,900	13,886	13,887	13,828
Basic Average Shares Outstanding	13,889	13,890	13,889	13,844	13,810
Diluted Average Shares Outstanding	13,966	13,975	14,001	13,972	13,901
Basic Earnings Per Share	$0.53	$0.52	$0.48	$0.48	$0.49
Diluted Earnings Per Share	0.53	0.52	0.47	0.47	0.48
Cash Dividend Per Share	0.243	0.243	0.243	0.243	0.236

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	27,143	24,480	23,565	34,731	21,635
Investment Securities	677,368	684,570	695,615	684,906	696,712
Loans	1,892,766	1,842,543	1,781,113	1,726,738	1,680,850
Deposits	2,193,778	2,206,365	2,161,798	2,160,156	2,063,832
Other Borrowed Funds	262,864	207,270	205,436	157,044	209,946
Shareholders’ Equity	243,801	239,396	235,257	230,198	228,048
Total Assets	2,725,653	2,677,843	2,626,470	2,572,425	2,528,124
Return on Average Assets, annualized	1.08%	1.08%	1.02%	1.02%	1.06%
Return on Average Equity, annualized	12.07%	12.08%	11.43%	11.41%	11.75%
Return on Average Tangible Equity, annualized	13.40%	13.45%	12.76%	12.77%	13.18%
Average Earning Assets	2,597,277	2,551,593	2,500,293	2,446,375	2,399,197
Average Paying Liabilities	2,012,802	2,005,421	1,977,628	1,933,974	1,892,583
Interest Income, Tax-Equivalent[3]	22,565	21,875	20,945	20,709	20,222
Interest Expense	1,949	1,699	1,536	1,404	1,405
Net Interest Income, Tax-Equivalent[3]	20,616	20,176	19,409	19,305	18,817
Tax-Equivalent Adjustment[3]	966	949	948	939	940
Net Interest Margin, annualized [3]	3.15%	3.17%	3.15%	3.14%	3.12%

Efficiency Ratio Calculation: [4]
Noninterest Expense	15,548	15,637	15,475	15,272	15,082
Less: Intangible Asset Amortization	69	70	71	73	74
Net Noninterest Expense	15,479	15,567	15,404	15,199	15,008
Net Interest Income, Tax-Equivalent	20,616	20,176	19,409	19,305	18,817
Noninterest Income	7,141	7,057	6,695	6,648	7,114
Less: Net Securities (Loss) Gain	10	—	—	(166)	—
Net Gross Income	27,747	27,233	26,104	26,119	25,931
Efficiency Ratio	55.79%	57.16%	59.01%	58.19%	57.88%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	244,648	240,752	236,111	232,852	229,208
Book Value per Share [1]	17.61	17.32	17.00	16.77	16.58
Goodwill and Other Intangible Assets, net	24,268	24,355	24,448	24,569	24,675
Tangible Book Value per Share [1,2]	15.86	15.57	15.24	15.00	14.79

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.33%	9.35%	9.37%	9.47%	9.44%
Common Equity Tier 1 Capital Ratio	12.70%	12.68%	12.84%	12.97%	12.80%
Tier 1 Risk-Based Capital Ratio	13.79%	13.79%	13.99%	14.14%	13.98%
Total Risk-Based Capital Ratio	14.77%	14.77%	14.98%	15.15%	14.99%

Assets Under Trust Administration and Investment Management	$1,411,608	$1,356,262	$1,333,690	$1,301,408	$1,284,051

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2017, 3% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
	Total Stockholders' Equity (GAAP)	244,648	240,752	236,111	232,852	229,208
	Less: Goodwill and Other Intangible assets, net	24,268	24,355	24,448	24,569	24,675
	Tangible Equity (Non-GAAP)	$220,380	$216,397	$211,663	$208,283	$204,533

	Period End Shares Outstanding	13,891	13,900	13,886	13,887	13,828
	Tangible Book Value per Share (Non-GAAP)	$15.86	$15.57	$15.24	$15.00	$14.79

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
	Net Interest Income (GAAP)	19,650	19,227	18,461	18,366	17,877
	Add: Tax-Equivalent adjustment (Non-GAAP)	966	949	948	939	940
	Net Interest Income - Tax Equivalent (Non-GAAP)	$20,616	$20,176	$19,409	$19,305	$18,817
	Average Earning Assets	2,597,277	2,551,593	2,500,293	2,446,375	2,399,197
	Net Interest Margin (Non-GAAP)*	3.15%	3.17%	3.15%	3.14%	3.12%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The September 30, 2017 CET1 ratio listed in the tables (i.e., 12.70%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
	Total Risk Weighted Assets	1,830,730	1,802,455	1,747,318	1,707,829	1,690,646
	Common Equity Tier 1 Capital	232,473	228,586	224,369	221,472	216,382
	Common Equity Tier 1 Ratio	12.70%	12.68%	12.84%	12.97%	12.80%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	09/30/2017	12/31/2016	9/30/2016
Loan Portfolio
Commercial Loans	$125,360	$105,155	$103,054
Commercial Real Estate Loans	440,715	431,646	429,011
Subtotal Commercial Loan Portfolio	566,075	536,801	532,065
Consumer Loans	592,029	537,361	523,703
Residential Real Estate Loans	750,695	679,106	651,448
Total Loans	$1,908,799	$1,753,268	$1,707,216
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$17,442	$16,975	$16,798
Loans Charged-off	(622)	(486)	(367)
Less Recoveries of Loans Previously Charged-off	75	40	64
Net Loans Charged-off	(547)	(446)	(303)
Provision for Loan Losses	800	483	480
Allowance for Loan Losses, End of Quarter	$17,695	$17,012	$16,975
Nonperforming Assets
Nonaccrual Loans	$5,482	$4,193	$6,107
Loans Past Due 90 or More Days and Accruing	967	1,201	548
Loans Restructured and in Compliance with Modified Terms	828	106	107
Total Nonperforming Loans	7,277	5,500	6,762
Repossessed Assets	62	101	149
Other Real Estate Owned	1,651	1,585	868
Total Nonperforming Assets	$8,990	$7,186	$7,779
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.11%	0.10%	0.07%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.17%	0.11%	0.11%
Allowance for Loan Losses to Period-End Loans	0.93%	0.97%	0.99%
Allowance for Loan Losses to Period-End Nonperforming Loans	243.16%	309.31%	251.04%
Nonperforming Loans to Period-End Loans	0.38%	0.31%	0.40%
Nonperforming Assets to Period-End Assets	0.33%	0.28%	0.30%
Nine-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$17,012		$16,038
Loans Charged-off	(1,196)		(784)
Less Recoveries of Loans Previously Charged-off	300		171
Net Loans Charged-off	(896)		(613)
Provision for Loan Losses	1,579		1,550
Allowance for Loan Losses, End of Period	$17,695		$16,975
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.07%		0.05%
Provision for Loan Losses to Average Loans, Annualized	0.11%		0.13%